SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                              _______________

                                 FORM 11-K/A

                               Amendment No. 1


                               ANNUAL REPORT
                     PURSUANT TO SECTION 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


     [ X ]     Annual Report Pursuant to Section 15(d) of the Securities
                             Exchange Act of 1934
                  For the fiscal year ended December 27, 1996

                                    OR


     [   ]   Transition Report Pursuant to Section 15(d) of the Securities
                             Exchange Act of 1934
                   For the transition period ________________

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                                SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the VSE Corporation Employee ESOP/401(k) Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                VSE CORPORATION EMPLOYEE ESOP/401(k) PLAN


Date:  September 19, 1997       By: /s/ M. A. Robin
                                ---------------------
                                M. A. Robin
                                Senior Vice President
                                VSE Corporation


               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K A, into VSE Corporation's previously filed Registration Statement on Form S-8, File No. 333-15311.

Washington, D.C.                        By: /s/ Arthur Andersen LLP
September 19, 1997                          -----------------------